Codexis Reports 2014 Fourth Quarter and Full Year Results
Achieves First Milestone Payment from GSK
Introduces 2015 financial guidance

-- Conference call begins at 4:30 p.m. Eastern time today --

REDWOOD CITY, Calif. (March 3, 2015) – Codexis, Inc. (NASDAQ: CDXS), a leading developer of biocatalysts for the pharmaceutical and fine chemical industries, announces financial results for the fourth quarter and year ended December 31, 2014, and introduces financial guidance for 2015.

"I'm proud to report a strong finish to a year highlighted by significant business and financial progress," said Codexis President and CEO John Nicols. "In December we received our first milestone payment under a non-exclusive licensing agreement with GSK that we announced last July. The technology transfer process is progressing well and we expect to receive an additional milestone and to initiate new projects in 2015.

"We met all of our financial guidance metrics for 2014. We grew revenues to more than $35 million, improved gross margin to 72% from 54% in the prior year and reported cash, cash equivalents and short-term investments at December 31, 2014 of $26.5 million compared with $25.1 million at December 31, 2013. We also continued to build momentum in the business by closing out the year with another quarter of significant R&D revenue growth, introducing our novel enzyme therapeutic candidate for PKU, and expanding our customer base in both the pharmaceuticals and food industries.

"We believe we are well positioned for another year of growth in 2015 and continued movement toward profitability," added Nicols. "We have the ability to engineer novel proteins quickly and efficiently which helps our clients to manufacture their products more efficiently. We address a significant market opportunity with the ability to reduce costs for pharmaceutical clients and deliver value in many additional applications."

Fourth Quarter Financial Highlights:
Total revenues for the quarter ended December 31, 2014 increased 49% to $14.2 million from $9.5 million for the fourth quarter of 2013. Revenues were comprised of $4.7 million in biocatalyst product sales, $7.8 million in biocatalyst research and development revenue, which included a $5.0 million milestone payment from the GSK licensing agreement, and $1.7 million from the revenue-sharing arrangement with Exela Pharma Sciences for sales of argatroban injectable drug. Total revenues in the fourth quarter of 2013 included biocatalyst product sales of $3 million to a major pharmaceutical customer.

Gross margin on total revenue for the fourth quarter of 2014 was 75% compared to 50% for the fourth quarter of 2013.

Research and development expenses for the fourth quarter of 2014 decreased by $3.8 million, or 43%, to $5.0 million, due primarily to a $1.6 million write down recorded in the fourth quarter of 2013 related to the winding down of the company's biofuels business, and lower employee-related costs associated with the company's restructuring implemented in late 2013. Selling, general and administrative expenses in the fourth quarter of 2014 decreased 11% to $5.1 million compared with the same period of 2013 due mainly to reductions in employee-related expenses and other discretionary expenses.

Net income for the fourth quarter of 2014 of $0.3 million, or $0.01 per basic and diluted share, compared favorably with a net loss of $9.8 million, or $0.26 per basic and diluted share, for the fourth quarter of 2013. Non-GAAP adjusted net income was $2.8 million, or $0.07 per basic and diluted share, a significant improvement from a non-GAAP adjusted net loss of $4.7 million, or $0.12 per basic and diluted share, reported for the fourth quarter of 2013.

Full Year 2014 Financial Highlights:
Total revenues for the year ended December 31, 2014 increased 11% from 2013 to $35.3 million, and included $13.1 million in biocatalyst product sales, $14.9 million in biocatalyst research and development revenue and $7.3 million from the revenue-sharing agreement with Exela. Total revenues in 2013 included biocatalyst product sales of $6.2 million to our customers who sold hepatitis C products.

Gross margin on total revenue for 2014 of 72% improved from 54% for 2013.

Research and development expenses for 2014 of $22.8 million decreased 28% from the prior year, resulting primarily from lower employee-related expenses associated with the company-wide restructuring implemented in late 2013, and decreased depreciation expense resulting from the disposal and impairment of certain equipment previously used in discontinued R&D activities. Selling, general and administrative expenses for 2014 decreased 18% to $21.9 million compared with 2013, due mainly to lower employee-related expenses, consulting and outside services.

The net loss for 2014 of $19.1 million, or $0.50 per basic and diluted share, compared favorably with a net loss of $41.3 million, or $1.08 per basic and diluted share, for 2013. The non-GAAP adjusted net loss for 2014 was $5.8 million, or $0.15 per basic and diluted share, a significant improvement over the adjusted non-GAAP net loss of $25 million, or $0.65 per basic and diluted share, in 2013.

Cash, cash equivalents and short-term investments at December 31, 2014 were $26.5 million, compared with $25.1 million as of December 31, 2013.

Financial Outlook
Codexis is introducing financial guidance for 2015, as follows:

•
Total revenues of $39 million to $42 million, representing a 10% to 19% increase over 2014. This revenue guidance assumes recognizing a $6.5 million milestone related to the company's non-exclusive licensing agreement with GSK expected towards the end of 2015.

•	Continued gross margins as a percent of total sales in the range of 70% to 75%.

Non-GAAP Financial Measures
Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as depreciation expense, amortization expense and stock-based compensation expense, as well as one-time non-cash impairment and change in fair value of assets held for use. Non-GAAP financial measures presented are: non-GAAP net income/loss, non-GAAP net income/loss per share, non-GAAP research and development expense and non-GAAP selling, general and administrative expense. Non-GAAP operating expenses exclude employee stock-based compensation expense, amortization of intangible assets, depreciation of fixed assets, the impairment of certain lab equipment used in research and development activities, a decrease in fair value of assets held for sale and the gain on sale of Codexis' former Hungarian subsidiary.

Codexis management uses these non-GAAP financial measures to monitor and evaluate its operating results and trends on an ongoing basis, and internally for operating, budgeting and financial planning purposes. Codexis management believes the non-GAAP information is useful for investors by offering the ability to identify trends in what management considers to be Codexis' core operating results and to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that affect Codexis. These non-GAAP financial measures are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP, and therefore these non-GAAP results should only be used for evaluation in conjunction with the corresponding GAAP measures. A description of the non-GAAP calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

Conference Call and Webcast
Codexis will hold a live conference call and audio webcast today beginning at 4:30 p.m. Eastern Time. The conference call dial-in numbers are 800-798-2864 for domestic callers and 617-614-6206 for international callers, and passcode 25449393. A live webcast of the call will be available on the Investors section of www.codexis.com.

A recording of the call will be available for 48 hours beginning approximately two hours after the completion of the call by dialing 888-286-8010 for domestic callers or 617-801-6888 for international callers. Please use the passcode 94888240 to access the replay. A webcast replay will be available on the Investors section of www.codexis.com for 30 days, beginning approximately two hours after the completion of the call.

About Codexis, Inc.
Codexis, Inc. develops biocatalysts for the pharmaceutical and fine chemicals markets. Its proven technologies enable scale-up and implementation of biocatalytic solutions to its customer needs for rapid, cost-effective and sustainable process development, from research to manufacturing. For more information, see www.codexis.com.

Forward-Looking Statements
This press release contains forward-looking statements relating to Codexis’ forecast for 2015 total revenues and gross margins as a percent of total revenue and Codexis' belief that it will receive a milestone payment and initiate new projects in 2015 under its non-exclusive licensing agreement with GSK. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to expand its business; Codexis’ dependence on its collaborators; Codexis’ dependence on a limited number of products and customers in its pharmaceutical business; potential adverse effects to Codexis’ business if its customers’ pharmaceutical products are not received well in the markets; Codexis’ ability to develop and commercialize new products for the pharmaceutical markets; Codexis’ ability to deploy its technology platform in new market spaces; any impairments Codexis may be required to record in the future with respect to its goodwill, intangible assets or other long-lived assets; Codexis’ pharmaceutical product gross margins are variable and may decline from quarter to quarter; Codexis’ dependence on one contract manufacturer for large-scale production of its enzymes; and Codexis' dependence on key personnel. Additional factors that could materially affect actual results can be found in Codexis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 13, 2014 and Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2014, August 8, 2014 and November 6, 2014, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
Contact:

Investors
LHA
Jody Cain, 310-691-7100
jcain@lhai.com

Media
Notch Communications
Kate Whelan, +46 (0)72 238 11 49
Kate.whelan@notchcommunications.co.uk

Codexis, Inc.
Consolidated Statements of Operations
(unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Revenues:
Biocatalyst product sales	$4,741	$5,263	$13,064	$20,423
Biocatalyst research and development	7,769	1,931	14,945	6,868
Revenue sharing arrangement	1,681	2,331	7,298	4,631
Total revenues	14,191	9,525	35,307	31,922
Costs and operating expenses:
Cost of biocatalyst product revenues	3,547	4,764	9,726	14,554
Research and development	5,047	8,829	22,755	31,606
Selling, general and administrative	5,147	5,783	21,937	26,908
Total costs and operating expenses	13,741	19,376	54,418	73,068
Income (loss) from operations	450	(9,851)	(19,111)	(41,146)
Interest income	3	8	18	60
Other expense	(50)	(15)	(234)	(304)
Income (loss) before income taxes	403	(9,858)	(19,327)	(41,390)
Benefit from income taxes	(58)	(45)	(256)	(87)
Net income (loss)	$345	$(9,813)	$(19,071)	$(41,303)
Net income (loss) per share, basic and diluted	$0.01	$(0.26)	$(0.50)	$(1.08)
Shares used in computing basic earnings (loss) per share	38,641	38,329	38,209	38,231
Shares used in computing diluted earnings (loss) per share	39,592	38,329	38,209	38,231

Codexis, Inc.
Consolidated Balance Sheets
(unaudited)
(In Thousands)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$26,487	$22,130
Short-term investments	—	3,005
Accounts receivable, net	3,870	5,413
Inventories	1,395	1,487
Prepaid expenses and other assets, current	1,255	1,567
Assets held for sale	—	2,179
Total current assets	33,007	35,781
Restricted cash	711	711
Marketable securities	688	795
Property and equipment, net	3,995	8,446
Intangible assets, net	6,186	9,560
Goodwill	3,241	3,241
Other assets, non-current	294	306
Total assets	$48,122	$58,840
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,673	$3,961
Accrued compensation	2,946	3,625
Other accrued liabilities	2,619	1,612
Deferred revenues	3,497	2,001
Total current liabilities	13,735	11,199
Deferred revenues, net of current portion	3,813	1,114
Other liabilities	4,263	5,044
Total liabilities	21,811	17,357
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	302,379	298,370
Accumulated other comprehensive loss	(142)	(32)
Accumulated deficit	(275,930)	(256,859)
Total stockholders’ equity	26,311	41,483
Total liabilities and stockholders’ equity	$48,122	$58,840

Codexis, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
(i) Research and development expenses
Research and development expenses - GAAP	$5,047	$8,829	$22,755	$31,606
Non-GAAP adjustments:
Impairment of excess lab equipment and change in fair value of assets held for sale(a)	—	(1,582)	(2,728)	(1,582)
Gain on sale of Hungarian subsidiary(b)	—	—	760	—
Depreciation expense(c)	(388)	(1,321)	(2,233)	(5,453)
Intangible asset amortization (d)	(844)	(844)	(3,374)	(3,374)
Employee stock-based compensation(e)	(219)	(212)	(953)	(1,201)
Research and development expenses - Non-GAAP	$3,596	$4,870	$14,227	$19,996

(ii) Selling, general and administrative expenses
Selling, general and administrative expenses - GAAP	$5,147	$5,783	$21,937	$26,908
Non-GAAP adjustments:
Depreciation expense(c)	(244)	(317)	(1,078)	(1,491)
Employee stock-based compensation(e)	(771)	(816)	(3,667)	(3,188)
Selling, general and administrative expenses - Non-GAAP	$4,132	$4,650	$17,192	$22,229

(iii) Net income (loss)
Net income (loss) - GAAP	$345	$(9,813)	$(19,071)	$(41,303)
Non-GAAP adjustments:
Impairment of excess lab equipment and change in fair value of assets held for sale(a)	—	1,582	2,728	1,582
Gain on sale of Hungarian subsidiary(b)	—	—	(760)	—
Depreciation expense(c)	632	1,638	3,311	6,944
Intangible asset amortization(d)	844	844	3,374	3,374
Employee stock-based compensation(e)	990	1,028	4,620	4,389
Net income (loss) - Non-GAAP	$2,811	$(4,721)	$(5,798)	$(25,014)

(iv) Earnings (loss) per share
GAAP earnings (loss) per share - basic and diluted	$0.01	$(0.26)	$(0.50)	$(1.08)
Adjustments to GAAP net income (loss) (as detailed above)	0.06	0.14	0.35	0.43
Non-GAAP earnings (loss) per share - basic and diluted	$0.07	$(0.12)	$(0.15)	$(0.65)

These non-GAAP financial measures exclude the following items:

(a) Impairment of excess lab equipment and change in fair value of assets held for sale: we provide non-GAAP information which excludes expenses for the impairment of excess lab equipment and the changes in fair values of assets held for sale because they do not relate to the normal and recurring transactions of Codexis' business; such exclusion facilitates comparisons of Codexis' operating results to peer companies.

(b) Gain on sale of former Hungarian subsidiary: we provide non-GAAP information which excludes the effects of the sale of Codexis' Hungarian subsidiary because it does not relate to the normal and recurring transactions of Codexis' business; such exclusion facilitates comparisons of Codexis' operating results to peer companies.

(c) Depreciation expense: we provide non-GAAP information which excludes depreciation expense related to the depreciation of property and equipment. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

(d) Intangible asset amortization: we provide non-GAAP information which excludes expenses for the amortization of intangible assets which primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors, because this expense is non-cash and such exclusion facilitates comparisons of Codexis' operating results to peer companies.

(e) Employee stock-based compensation: we provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of this item allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of Codexis' operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.